EXHIBIT 99.1

OXiGENE Announces Presentation of Three Preclinical Abstracts at 2014 AACR Conference

SOUTH SAN FRANCISCO, Calif., March 27, 2014 (GLOBE NEWSWIRE) -- OXiGENE, Inc. (Nasdaq:OXGN), a clinical-stage biopharmaceutical company developing novel therapeutics to treat cancer, today announced that data from three studies related to its early stage scientific programs will be presented at the Annual Meeting of the American Association of Cancer Research (AACR) being held April 5-9, 2014 at the San Diego Convention Center in San Diego, CA.

Details on the three poster presentations are as follows:

Title:	Vascular-based Strategies for Enhancing Tumour Response to Radiation Administered in a Stereotactic Schedule
Authors:	Michael R. Horsman, Ph.D. and Thomas R. Wittenborn, Ph.D.
Department of Experimental Clinical Oncology, Aarhus University Hospital, Aarhus, Denmark
Abstract:	850
Session Title:	Radiation Oncology: Modifiers and Signal Transduction, Sensitivity, Resistance, and Therapy
Session Category:	Experimental and Molecular Therapeutics 7
Date/Time/Location:	Sunday, April 6, 2014 1:00 – 5:00 p.m. Halls A-E, Poster Section 35

Title:	Assessment of Anti-Tumour Activity of the Cathepsin L Inhibitor, KGP94
Authors:	Thomas R. Wittenborn, Ph.D.[1], Michael Stratford, Ph.D.[2], Mary Lynn Trawick, Ph.D.[3], Kevin G. Pinney, Ph.D.,[3] David J. Chaplin, Ph.D.[4], Dietmar W. Siemann, Ph.D.[5], Michael R.Horsman, Ph.D.[1]
[1]Department of Experimental Clinical Oncology, Aarhus University Hospital, Aarhus, Denmark
[2]Gray Institute for Radiation Oncology and Biology, University of Oxford, Oxford, U.K.
[3]Department of Chemistry and Biochemistry, Baylor University, Waco, Texas, U.S.A.
4OXiGENE Inc., South San Francisco, California, U.S.A.
[5]Department of Radiation Oncology, University of Florida, Gainesville, Florida, U.S.A.
Abstract:	1816
Session Title:	Novel Targets 1
Session Category:	Experimental and Molecular Therapeutics 14
Date/Time/Location:	Monday, April 7, 2014 8:00 a.m. – 12:00 p.m. Halls A-E, Poster Section 33

Title:	In-vivo Evaluation of the Anti-metastatic Efficacy of Small Molecule Cathepsin L Inhibitor KGP94 in a Prostate Cancer Model
Authors:	Dhivya Sudhan, Ph.D.[1] and Dietmar W. Siemann, Ph.D.[2]
[1] Department of Pharmacology & Therapeutics, University of Florida, Gainesville, Florida, U.S.A.
[2]Department of Radiation Oncology, University of Florida, Gainesville, Florida, U.S.A.
Abstract:	4030
Session Title:	Therapeutic Approaches for Metastatic Tumors
Session Category:	Tumor Biology
Date/Time/Location:	Tuesday, April 8, 2014, 1:00 – 5:00 p.m. Halls A-E, Poster Section 7

About OXiGENE

OXiGENE is a clinical-stage biopharmaceutical company developing novel therapeutics to treat cancer. The Company is focused on developing vascular disrupting agents (VDAs), which are compounds that selectively disrupt abnormal blood vessels associated with solid tumor survival and progression. The Company's lead clinical product candidate, ZYBRESTAT®, is in development as a potential treatment for solid tumors. OXi4503, its second-generation product candidate, is in development for acute myeloid leukemia (AML). OXiGENE is dedicated to leveraging its intellectual property and therapeutic development expertise to bring life-extending and life-enhancing medicines to patients.

CONTACT: Investor and Media Contact:
         ir@oxigene.com
         650-635-7000